Exhibit 99.1

News Release

Media Contacts:

NewPage Corporation

Shawn Hall

937-242-9373

ReEnergy Holdings LLC

Tom Beck & Larry Richardson

518-810-0200

Jeff Taufield 212-521-4800

FOR IMMEDIATE RELEASE

NEWPAGE SUBSIDIARY SIGNS AGREEMENT TO SELL

RUMFORD COGENERATION ENERGY ASSETS

TO UNIT OF REENERGY HOLDINGS

MIAMISBURG, Ohio - March 17, 2011 - NewPage Corporation, the largest coated paper manufacturer in North America, announced today that its subsidiary, Rumford Paper Company, based in Rumford, Maine, has signed an agreement to sell its cogeneration energy assets to a unit of ReEnergy Holdings LLC, a company which specializes in integrated biomass waste fuel renewable energy. The purchase price for the assets is $61,000,000.

The transaction contemplates a long-term, symbiotic relationship between Rumford and ReEnergy. Following the closing, ReEnergy will operate the acquired assets to provide energy to the Rumford mill in the form of electricity and thermal energy. In turn, Rumford's pulp and papermaking process will supply ReEnergy with the sustainable biomass fuel supply needed to operate the cogeneration assets.

"The transaction represents an opportunity for the Rumford mill to realize value from its green energy assets and to focus on its core business of making high quality paper," said George Martin, president and chief executive officer of NewPage Corporation. "We are looking forward to working closely with ReEnergy in this new endeavor," stated Gerald LeClaire, mill manager, Rumford Operations.

Larry Richardson, Chief Executive Officer of ReEnergy, said, "This exciting, new relationship with the Rumford mill is consistent with our business strategy of owning and managing solid fuel renewable energy facilities. We look forward to providing mission-critical, cost effective electricity and thermal energy to the Rumford mill." Tom Beck, ReEnergy's chief commercial officer added, "This partnership promises to support Maine's vital paper industry, and ReEnergy looks forward to providing green energy to both the Rumford mill and the New England region."

The transaction is subject to regulatory approvals and is expected to close in mid 2011.

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About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.1 million tons of coated paper, approximately 1.1 million tons of uncoated paper and approximately 200,000 tons of specialty paper. To learn more, visit www.NewPageCorp.com.

About ReEnergy Holdings LLC

Based in Latham NY, ReEnergy Holdings LLC is an integrated waste fuel/biomass renewable energy company. ReEnergy was formed in 2008 by Riverstone Holdings LLC and a management team comprised of experienced industry professionals. ReEnergy currently owns and operates a 31 MW tire-to-energy facility in Sterling CT, along with two construction and demolition waste and waste wood processing facilities that service the eastern New England/Boston metropolitan area marketplace. To find out more, visit www.reenergyholdings.com.

About Riverstone Holdings LLC

Riverstone Holdings LLC, an energy and power-focused private equity firm founded in 2000, has approximately $17 billion under management across six investment funds, including the world's largest renewable energy fund. Riverstone conducts buyout and growth capital investments in the midstream, exploration & production, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London and Houston, the firm has committed approximately $15.7 billion to 76 investments in North America, Latin America, Europe and Asia. For more information, visit www.riverstonellc.com.